Subitem 77q2
BMC Fund, Inc.
Year Ended October 31, 2006



LETTERHEAD OF DIXON HUGHES PLLC

December 19, 2006

To the Audit Committee
BMC Fund, Inc.
Lenoir, North Carolina


In planning and performing our audit of the financial statements of BMC Fund, Inc. (the Company) for the year ended October 31, 2006, we considered internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The Company was not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. The management of BMC Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation that we consider to be material weaknesses as defined above.

This report is intended solely for the information and use of the Audit Committee, management, and others within the Company and is not intended to be and should not be used by anyone other than these specified parties.


Dixon Hughes PLLC
Certified Public Accountants